EXHIBIT (11)

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                                         LIQUI-BOX CORPORATION
                              STATEMENT RE COMPUTATION OF EARNINGS PER SHARE

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                                   Thirteen Weeks Ended          Twenty-six Weeks Ended
                                   July 1,        July 2,        July 1,       July 2,
                                    1995           1994           1995          1994

Primary:


Weighted average number
  of common shares
  outstanding                    6,252,006      6,346,515      6,259,405      6,352,444


Net effect of dilutive
 stock options--
based on treasury stock method
using average market price.        128,346        143,004        130,431        147,884

Weighted average common and
 common equivalent shares        6,380,352      6,489,519      6,389,836      6,500,328

Net Income                      $3,525,000     $4,258,000     $5,881,000     $7,265,000

Earnings per common and
 common equivalent share             $0.55          $0.66          $0.92          $1.12

Fully Diluted:

Weighted average number of
common shares outstanding        6,252,006      6,346,515      6,259,405      6,352,444

Net effect of dilutive stock
 options--
 based on treasury stock method
 using the quarter-end market
 price if higher than average
 market price.                     128,346        149,137        132,610        149,137

Fully Diluted Shares             6,380,352      6,495,652      6,392,015      6,501,581

Net Income                      $3,525,000     $4,258,000     $5,881,000     $7,265,000

Earnings per share
 assuming full dilution              $0.55          $0.66          $0.92          $1.12

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